Exhibit 21.1

Subsidiaries of Registrant

Vital Spark, Inc.	Delaware
Scopus BioPharma Israel Ltd.	Israel
Duet BioTherapeutics Inc.	Delaware
Bioscience Oncology Pty Ltd	Australia